Exhibit 99.1

NEWS RELEASE

Investor Relations
301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Second Quarter 2011 Financial Results

Rockville, Maryland, August 3, 2011 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its second quarter financial results for the three month period ended June 25, 2011. The Company reported a net loss of $4.6 million, or $0.11 per share, compared to a net loss of $3.4 million, or $0.08 per share, for the period ended June 26, 2010.

Second quarter revenue was $3.7 million reflecting $3.2 million recognized from the initial payments received from GlaxoSmithKline Biologicals (GSK) associated with the PentaStaph™ sale and NicVAX® option and license agreements and $0.5 million for services provided to GSK under the PentaStaph and NicVAX agreements. Revenue for the second quarter 2010 was $4.8 million and included $3.9 million recognized from the initial PentaStaph and NicVAX payments and $0.9 million for services provided under the PentaStaph and NicVAX agreements.

Research and Development expenses were $6.5 million in the second quarter of 2011 compared to $6.5 million in 2010. Research and development expenses are expected to decline over the remainder of 2011 compared to 2010 levels. General and Administrative expenses were $1.4 million for the quarter ended June 25, 2011 compared to $1.2 million in the prior year period. General and administrative expenses for the balance of 2011 will decrease slightly compared to 2010 levels.

For the six months ended June 25, 2011, the Company’s net loss was $2.6 million, or $0.06 cents per share, compared to net income of $2.1 million, or $0.04 cents per share, for the six months ended June 26, 2010. Revenue of $12.9 million was recognized for the six months ended June 25, 2011 compared to $18.6 million for the comparable 2010 period. Research and development expenses were $11.8 million for the current six-month period compared to $12.4 million for the 2010 period while general and administrative expenses for the current six-month period were $2.8 million compared to $3.0 million in 2010.

Net cash used in operating activities was $9.0 million for the first six months of 2011 compared to net cash provided by operating activities of $40.4 million in the first six months of 2010. This change is primarily due to a reduction in the level of payments received from GSK associated with the PentaStaph and NicVAX agreements. Cash, cash equivalents and marketable securities totaled $102.3 million at June 25, 2011 compared to $110.7 million at the end of 2010. The decrease resulted from net cash used in operations.

The company did not repurchase any shares of common stock during the first half of 2011. Since inception of the stock repurchase plan in December 2007, we have repurchased a total of 19.9 million shares for a total of $87.2 million. A balance of $27.8 million remains available in the plan for future share repurchases.

Recent and Upcoming Events

•	In April 2011, received the $5 million payment for the final PentaStaph milestone which was achieved in the first quarter of 2011.

•

In April 2011, the FDA approved Phoslyra, which is a new liquid formulation of PhosLo. Under an agreement with Fresenius USA Manufacturing, Inc. who owns the product, Nabi is entitled to a $5 million milestone payment upon the first commercial sale of this product and up to $65 million in royalties from incremental annual sales through 2016.

•	In July 2011, reported that the first NicVAX phase III clinical trial failed to meet its primary endpoint.

•	Expect results from the second NicVAX Phase III trial by the end of 2011 or early 2012.

“We were surprised and disappointed with the results of the first Phase III trial of NicVAX. We continue to analyze the data from the trial with an objective to determine the reasons for the unexpected results. This data and the results of the second Phase III trial will help us determine the appropriate actions to take. Meanwhile, we continue our effort to reduce operating costs while the board of directors considers any and all strategic options for the company,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals.

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results. The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4156784

Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists. The webcast may also be accessed via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-783-2142 and the international call-in number is 857-350-1601. The passcode is 86701508. An audio replay will be available through August 10, 2011 for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 91000473.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the area of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX of which the first of two Phase III clinical trials failed to meet its primary endpoint; GSK’s failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to identify an alternative partner or to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to successfully contract with and obtain manufactured NicVAX product from contract manufacturing organizations; our ability to attract, retain and motivate key employees; our ability to collect any further milestones and royalty payments under the PhosLo agreement; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carry forwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 25, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$86,618	$53,564
Marketable securities	15,706	54,603
Receivables	726	1,030
Prepaid expenses and other current assets	1,873	829

Total current assets	104,923	110,026

Marketable securities	—	2,500
Property and equipment, net	295	597
Other assets	121	748

Total assets	$105,339	$113,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,189	$552
Accrued expenses and other current liabilities	5,615	7,377
Deferred revenue	2,526	7,797
Liabilities of discontinued operations	2,207	2,207

Total current liabilities	11,537	17,933
Deferred revenue	34,106	35,368

Total liabilities	45,643	53,301

Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,355	6,321
Capital in excess of par value	372,071	370,366
Treasury stock	(92,567)	(92,567)
Other comprehensive income (loss)	3	(3)
Accumulated deficit	(226,166)	(223,547)

Total stockholders’ equity	59,696	60,570

Total liabilities and stockholders’ equity	$105,339	$113,871

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Revenue:
Revenue	$3,744	$4,849	$12,917	$18,590
Operating expenses:
Costs of services	549	615	1,174	1,285
Research and development expenses	6,456	6,525	11,791	12,435
General and administrative expenses	1,426	1,196	2,768	2,965

Operating income (loss)	(4,687)	(3,487)	(2,816)	1,905
Interest income	50	67	122	91
Interest expense	—	(45)	—	(187)
Other income (expense), net	38	59	75	265

Net income (loss)	$(4,599)	$(3,406)	$(2,619)	$2,074

Basic income (loss) per share	$(0.11)	$(0.08)	$(0.06)	$0.04
Diluted income (loss) per share	$(0.11)	$(0.08)	$(0.06)	$0.04

Basic weighted average shares outstanding	42,307	44,377	42,221	46,456
Diluted weighted average shares outstanding	42,307	44,377	42,221	46,691

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 25,	June 26,
	2011	2010

Cash flow from operating activities:
Net income (loss) from continuing operations	$(2,619)	$2,074
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	110	220
Accretion of discount on convertible senior notes	—	99
Share-based compensation	1,215	1,102
Loss (gain) on sale of property and equipment	29	(4)
Changes in assets and liabilities:
Receivables	304	4,538
Prepaid expenses and other assets	(417)	240
Accounts payable, accrued expenses and other liabilities	(1,119)	1,509
Deferred revenue	(6,534)	31,252

Net cash provided by (used in) operating activities from continuing operations	(9,031)	41,030
Net cash used in operating activities from discontinued operations	—	(609)

Net cash provided by (used in) operating activities	(9,031)	40,421

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	52,035	64,516
Purchases of marketable securities	(10,632)	(90,560)
Proceeds from sales of property and equipment	158	50
Capital expenditures	(1)	(2)

Net cash provided by (used in) investing activities	41,560	(25,996)

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	525	412
Purchase of common stock for treasury	—	(35,843)
Repurchase of convertible senior notes	—	(6,050)

Net cash provided by (used in) financing activities	525	(41,481)

Net increase (decrease) in cash and cash equivalents	33,054	(27,056)
Cash and cash equivalents at beginning of period	53,564	59,510

Cash and cash equivalents at end of period	$86,618	$32,454

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